                                                                   EXHIBIT 8(b)

          [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ APPEARS HERE]


                                 June 26, 1997


The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York  11201


KeySpan Energy Corporation
One MetroTech Center
Brooklyn, New York  11201

Ladies and Gentlemen:

      We have acted as special counsel to The Brooklyn Union Gas Company, a New York corporation ("Brooklyn Union"), and KeySpan Energy Corporation, a New York corporation ("KeySpan"), in connection with a planned business combination (the "Business Combination") with Long Island Lighting Company pursuant to which KeySpan, if it is the then parent of Brooklyn Union, or Brooklyn Union, as the case may be, will become a wholly-owned subsidiary of Holding Company* and the then holders of the outstanding shares of Brooklyn Union Common Stock or KeySpan Common Stock, as the case may be, will become holders of Holding Company Common Stock.

      The Business Combination and related transactions are more fully described in the Form S-4 Registration Statements (the "Registration Statements") of Brooklyn Union filed with the Securities and Exchange Commission, to which this opinion


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*  Capitalized terms used herein and not otherwise defined shall have the meaning specified in the Registration Statement (as herein defined).

          [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ APPEARS HERE]

The Brooklyn Union Gas Company
KeySpan Energy Corporation
June 25, 1997
Page 2


is an exhibit, and in the Joint Proxy Statement/Prospectus the "Prospectus") comprising a part of the Registration Statements.

        The acquisition by Holding Company of Brooklyn Union or KeySpan, as the case may be, will be effected by the merger (the "Merger") of a newly formed wholly-owned subsidiary of Holding Company with and into KeySpan or Brooklyn Union, as the case may be.

        In connection with this opinion, we have assumed, with your consent, and without independent investigation, that (1) the Merger and the Business Combination will be effected in accordance with the Brooklyn Union/LILCO Agreement and the laws of the State of New York and in the manner described in the Registration Statements, (2) all the provisions of the Brooklyn Union/LILCO Agreement will be complied with, (3) the Brooklyn Union/LILCO Agreement and the Prospectus describe in all material respects the entire transaction and all related transactions, (4) the facts and representations made to us in a letter of even date from Brooklyn Union executed by a duly appointed officer of Brooklyn Union, are true and correct, (5) all of Brooklyn Union's outstanding preferred stock will have been redeemed prior to the Merger, (6) the Merger will qualify as a statutory merger under the applicable laws of the State of New York, (7) the facts, representations and statements contained in the Registration Statements are accurate and (8) there will be no change in any of the facts or representations material to this opinion between the date of this opinion and the Effective Time.

        Based upon and subject to the foregoing, we hereby confirm to you our opinion as set forth under the heading "Material Federal Income Tax Consequences" in the Prospectus, subject to the limitations set forth therein.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statements and to the reference to us under the heading "Material Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.


                                Very truly yours,



                                /s/ Wachtell, Lipton, Rosen & Katz


CTM/gald